UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 8, 2014

Quiksilver, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14229	33-0199426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA		92649
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2014, Robert B. McKnight, Jr., the Executive Chairman of Quiksilver, Inc. (the “Company”), and Charles S. Exon, the Chief Legal Officer and Secretary of the Company, each announced that he would be retiring as an executive officer of the Company on October 31, 2014, the end of the Company’s fiscal year.

In light of Mr. McKnight’s retirement as Executive Chairman, the board of directors of the Company (the “Board”) appointed Andy Mooney, the Company’s Chief Executive Officer, as Chairman of the Board, effective November 1, 2014.

Mr. McKnight will continue to serve as a member of the Board and both Mr. McKnight and Mr. Exon will continue to consult with the Company on an as-needed basis. The Company expects to enter into agreements with each of Messrs. McKnight and Exon prior to October 31, 2014 regarding their retirement and the terms of their consulting services.

Also on October 8, 2014, the Board appointed Pierre Agnes to the position of President of the Company, effective as of November 1, 2014. Mr. Agnes’ duties will include maintaining his current responsibilities as the global head of apparel and accessories, including overseeing marketing, merchandising, design, development and sourcing, as well as continuing to head the Company’s European operations. Mr. Agnes, 50, has previously served as the Company’s Global Head of Apparel since March 2013 and President of Quiksilver Europe since June 2005. Prior to that he served as Managing Director of Quiksilver Europe since December 2003. Between 1992 and 2002, Mr. Agnes founded and operated Omareef Europe, a licensee of the Company for wetsuits and eyewear that the Company purchased in November 2002. Mr. Agnes originally joined the Company in 1988, first as team manager, and later in various capacities throughout the Company’s European marketing operations. There will be no changes to Mr. Agnes’ compensation in connection with his appointment.

A copy of the October 14, 2014 press release relating to the foregoing events is filed herewith as Exhibit 99.1 and incorporated by reference herein.

One of the Company’s European subsidiaries leases office space in Soorts-Hossegor and in Capbreton, France from SCI Anepia, an entity owned by Mr. Agnes and his wife. The Hossegor lease is for a 9-year term expiring on November 17, 2015. The current annual rent is €282,882 (approximately $367,747 at an assumed exchange rate of 1.3 dollars per euro). The Capbreton lease is also for a term of 9 years expiring on February 1, 2019. The current annual rent is €175,341 (approximately $227,943 at an assumed exchange rate of 1.3 dollars per euro). From November 1, 2013 through the date hereof, the Company paid SCI Anepia an aggregate of €458,223 (approximately $595,690 at an assumed exchange rate of 1.3 dollars per euro) under these leases. The Company believes that these leases are on terms no less favorable to the Company than those that are available from persons not affiliated with the Company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 8, 2014, in connection with Mr. McKnight’s retirement as Executive Chairman of the Company, the Board approved the amendment of the Company’s Bylaws to eliminate the office of Executive Chairman and to define the duties of the non-executive Chairman of the Board. Article IV, Section 5 of the Bylaws previously read as follows:

“EXECUTIVE CHAIRMAN

Section 5. The Executive Chairman shall preside at all meetings of the stockholders and, if he is a director of the corporation, at all meetings of the Board of Directors. Subject to the control of the Board of Directors, the Executive Chairman shall have responsibility for: providing guidance and support for the corporation’s business; representing the corporation at athletic events, trade shows, and other industry and public functions; establishing and maintaining on behalf of the corporation relationships with sponsored athletes and other endorsers of the corporation’s products and services; and performing such other duties as may be from time to time assigned to him or her by the Board of Directors. The Executive Chairman shall report directly to the Board of Directors.”

The foregoing section was deleted in connection with the amendments to the Bylaws adopted by the Board and Article III, Section 15 was added to the Bylaws to read as follows:

“CHAIRMAN OF THE BOARD

Section 15. The corporation may have at the discretion of the Board of Directors, a Chairman of the Board of Directors. The Chairman of the Board must be a director of the corporation. The Chairman of the Board, if there be one, shall preside at all meetings of the stockholders and at all meetings of the Board of Directors and shall have such other powers and duties as the Board of Directors may from time to time prescribe and as may be prescribed by these Bylaws.”

The Bylaws were also amended to provide that actions previously required or permitted to be taken by the Executive Chairman may now be taken by the Chairman of the Board.

The foregoing amendments will be effective as of November 1, 2014.

The foregoing description of the amended Bylaws is qualified in its entirety by reference to the complete text of the Bylaws, as amended and restated to reflect these amendments, which is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Exhibit Title or Description

3.1	Amended and Restated Bylaws of Quiksilver, Inc.

99.1	Press Release of Quiksilver, Inc. dated October 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2014	Quiksilver, Inc.
(Registrant)

	By:	/s/ Richard Shields
Richard Shields
Chief Financial Officer

Index to Exhibits

Exhibit No.	Exhibit Title or Description

3.1	Amended and Restated Bylaws of Quiksilver, Inc.

99.1	Press Release of Quiksilver, Inc. dated October 14, 2014

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